UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2023

DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 6, 2023, Delta Air Lines, Inc. (“Delta,” “we,” “us” or “our”) entered into an amended and restated credit agreement among Delta, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent and the lenders party thereto and a separate increase joinder to the credit agreement (together, the “A&R Credit Facility”). The A&R Credit Facility contains a $1.325 billion three-year revolving facility, a $1.325 billion five-year revolving facility, and a $360,078,361.60 three-year standby letter of credit facility. Up to $250 million of each of the three-year and the five-year facilities can also be used for the issuance of letters of credit. The A&R Credit Facility contains an accordion feature under which the aggregate commitments can be increased up to $3.65 billion upon our request and subject to certain conditions.

The A&R Credit Facility amends and restates in its entirety Delta’s existing credit agreement, dated as of April 19, 2018 (as amended from time to time). The proceeds of the borrowings under the A&R Credit Facility will be used in part for general corporate purposes. The A&R Credit Facility was undrawn at the time we entered into it.

Borrowings under the three-year and five-year facilities bear interest at a variable rate equal to an adjusted term SOFR, or another index rate, in each case plus a specified margin. Undrawn letters of credit under the A&R Credit Facility will accrue a fee at a rate per annum set forth in the A&R Credit Facility.

The A&R Credit Facility is secured by a first lien on collateral consistent with the Original Credit Agreement, which includes our Pacific route authorities and certain related assets (the “Collateral”). We also have the option of pledging aircraft, among other assets, as additional Collateral. The A&R Credit Facility provides for the release of the lien on the Collateral if Delta receives and maintains an investment grade rating with stable outlook from at least two of the three rating agencies (such date on which the collateral release conditions are met, the “Collateral Release Date”).

The A&R Credit Facility contains affirmative, negative and financial covenants. Prior to the Collateral Release Date, these covenants include, among other things, (i) restrictions on our ability to place liens on the Collateral or to sell or otherwise dispose of assets if we are not in compliance with the Minimum Collateral Coverage Ratio set forth below, and (ii) the requirement for us to maintain the Minimum Liquidity and Minimum Collateral Coverage Ratio set forth below.

Minimum Liquidity(1)	$2.0 billion
Minimum Collateral Coverage Ratio(2)	1.60:1

(1)	Defined as the sum of (a) unrestricted cash and cash equivalents and (b) the aggregate principal amount committed and available to be drawn under all of Delta’s revolving credit facilities.
(2)	Defined as the ratio of (a) the value of the Collateral to (b) the sum of the aggregate outstanding obligations under the A&R Credit Facility.

On or after the Collateral Release Date, these covenants include, among other things, (i) restrictions on our ability to place liens on, or to sell or otherwise dispose of, a designated pool of assets, and (ii) the requirement for us to maintain the Minimum Fixed Charge Coverage Ratio and Minimum Asset Coverage Ratio set forth below.

Minimum Fixed Charge Coverage Ratio(1)	1.25:1
Minimum Asset Coverage Ratio(2)	1.25:1

(1)	Defined as the ratio of (a) earnings before interest, taxes, depreciation, amortization and aircraft rent and other adjustments to net income to (b) the sum of gross cash interest expense (including the interest portion of our capitalized lease obligations) and cash aircraft rental expense, for the four fiscal quarters then most recently ended.
(2)	Defined as the ratio of (a) the value of the designated pool of unencumbered assets of the Company and its subsidiaries to (b) the sum of the aggregate outstanding obligations under the A&R Credit Facility.

The A&R Credit Facility contains events of default customary for similar financings, including a cross-default to other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the A&R Credit Facility may be accelerated and become due and payable immediately.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference, insofar as it relates to the creation of a direct financial obligation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Daniel C. Janki
Date: November 8, 2023	Daniel C. Janki Executive Vice President & Chief Financial Officer

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